                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 33-28010



          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 19, 1995

                                  $100,000,000
                              KNIGHT-RIDDER, INC.
                    6.30% SENIOR NOTES DUE DECEMBER 15, 2005
                            ------------------------

     Interest on the Notes is payable on December 15 and June 15 of each year, commencing June 15, 1996. The Notes are redeemable in whole or in part at any time at the option of the Company at a redemption price equal to the greater of
(i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 10 basis points, plus in each case accrued interest thereon to the date of redemption. The Notes will not be subject to any sinking fund. The Notes will be represented by one or more Global Notes registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its participants. Except as described herein, Notes in definitive form will not be issued. The Notes will be issued only in denominations of $1,000 and integral multiples thereof. See "Description of Notes". The Notes will trade in The Depository Trust Company's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Description of Notes -- Same-Day Settlement and Payment".
                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH
                IT RELATES. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                           ------------------------

                                              INITIAL PUBLIC
                                                 OFFERING       UNDERWRITING     PROCEEDS TO
                                                 PRICE(1)       DISCOUNT(2)     COMPANY(1)(3)
                                             ---------------- ---------------- ----------------
Per Note....................................     99.815%           0.650%          99.165%
Total.......................................   $99,815,000        $650,000       $99,165,000

---------------
(1) Plus accrued interest from December 15, 1995.

(2) The Company has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $100,000 payable by the Company.
                            ------------------------

     The Notes offered hereby are offered by Goldman, Sachs & Co., as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on or about December 22, 1995, against payment therefor in immediately available funds.
                              GOLDMAN, SACHS & CO.
                            ------------------------

          The date of this Prospectus Supplement is December 19, 1995.

     IN CONNECTION WITH THIS OFFERING, GOLDMAN, SACHS & CO. MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                USE OF PROCEEDS

     The net proceeds to Knight-Ridder, Inc. (the "Company") from the sale of the 6.30% Senior Notes due December 15, 2005 (the "Notes") will be used to reduce the commercial paper borrowings incurred by the Company in October 1995 in connection with the acquisition of Lesher Communications, Inc., now known as Contra Costa Newspapers, Inc. This commercial paper has interest rates ranging from 5.64% to 5.75% with maturities to May 3, 1996.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made. Capitalized terms used herein and not defined herein shall have the meanings given to them in the accompanying Prospectus or in the Indenture referred to therein.

GENERAL

     The Notes are a series of Debt Securities described in the accompanying Prospectus and will be limited to $100 million aggregate principal amount. The Notes will mature on December 15, 2005. The Notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof.

     The Notes will not be subject to any sinking fund.

     The Notes will bear interest at the rate set forth on the cover page of this Prospectus Supplement from December 15, 1995, or the most recent interest payment date to which interest has been paid or provided for, payable on December 15 and June 15 of each year, commencing June 15, 1996, to persons in whose names the Notes are registered at the close of business on the next preceding December 1st or June 1st, as applicable.

OPTIONAL REDEMPTION

     The Notes are redeemable in whole or in part at any time at the option of the Company at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus in each case accrued interest thereon to the date of redemption.

     "Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means a Reference Treasury Dealer appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve

Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such date of redemption.

     "Reference Treasury Dealer" means (i) Goldman, Sachs & Co. and their respective successors, provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer, or (ii) another Primary Treasury Dealer selected by the Trustee after consultation with the Company.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

     Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

BOOK-ENTRY SYSTEM

     Upon issuance, the Notes will be represented by one of more Global Notes. Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company, as depositary (the "DTC" or "Depositary"), registered in the name of the Depositary or a nominee thereof.

     No Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Note or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note or has ceased to be qualified to act as such under the Exchange Act, (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes represented by such Global Note, or (iii) the Company in its sole discretion at any time has determined not to have all of the Notes represented by such Global Note and has notified the Trustee thereof. All securities issued in exchange for a Global Note or any portion thereof will be registered in such names as the Depositary may direct.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). The Depositary was created to hold securities of its participating organizations ("Participants") and to facilitate the clearance and settlement transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Ownership of beneficial interests in the Notes will be limited to Participants or persons that may hold interests through Participants. The Depositary has advised the Company that upon the issuance of the Global Note representing the Notes, the Depositary will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Notes beneficially owned by such Participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons holding through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability of certain persons to own, transfer or pledge beneficial interests in the Global Note.

     So long as the Depositary, or its nominee, is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided herein, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Note desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payment of principal of, and premium, if any, and interest on, the Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the Holder of the Global Note representing such Notes. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Depositary, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Note, will credit the accounts of the Participants with payment in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurances can be given to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

DEFEASANCE AND COVENANT DEFEASANCE

     The provisions of Article Thirteen of the Indenture relating to defeasance and covenant defeasance, which are described in the accompanying Prospectus, shall apply to the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement and the Pricing Agreement, the Company has agreed to sell to Goldman, Sachs & Co. ("Goldman Sachs"), and Goldman Sachs have agreed to purchase, the entire principal amount of the Notes.

     Under the terms and conditions of the Underwriting Agreement, Goldman Sachs are committed to take and pay for all of the Notes, if any are taken.

     Goldman Sachs propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.40% of the principal amount of the Notes. Goldman Sachs may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by Goldman Sachs.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by Goldman Sachs that they intend to make a market in the Notes, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     Settlement for the Notes will be made in immediately available funds and all secondary trading in the Notes will settle in immediately available funds. See "Description of Notes -- Same-Day Settlement and Payment".

     The Company has agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act of 1933.

                              KNIGHT-RIDDER, INC.

                                DEBT SECURITIES

                            ------------------------

     Knight-Ridder, Inc. (the "Company" or "Knight-Ridder") may offer at any time, or from time to time, up to $140,000,000 aggregate principal amount of its debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") as separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The Debt Securities may be sold to underwriters, to or through dealers, acting as principals for their own account or acting as agents, or directly to other purchasers. These underwriters, dealers and agents may include Goldman, Sachs & Co. or may be a group of underwriters represented by firms including Goldman, Sachs & Co. See "Plan of Distribution".

     The terms of the Debt Securities, including where applicable the specific designation, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, purchase price, any terms for redemption at the option of the Company or the holder and any terms for sinking fund payments, and the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters, the compensation, if any, of such underwriters or agents and any other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement").

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                              GOLDMAN, SACHS & CO.

                            ------------------------

               The date of this Prospectus is December 19, 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company's Common Stock is listed on such Exchange.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-7553) are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 25, 1994.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 26, 1995.

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 25, 1995.

     4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 24, 1995.

     5. The Company's Current Report on Form 8-K dated October 31, 1995 relating to the acquisition of Lesher Communications, Inc., now known as Contra Costa Newspapers, Inc.

     6. The Company's Current Report on Form 8-K/A#1 filed December 19, 1995 relating to historical and pro forma financial statements with respect to the acquisition of Lesher Communications, Inc, now known as Contra Costa Newspapers, Inc.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to the Corporate Secretary of Knight-Ridder, Inc., One Herald Plaza, Miami, Florida 33132 (telephone: 305-376-3800) or to the Company, c/o Registration Department, Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Donald T. Hansen (telephone: 212-902-6686).

                                  THE COMPANY

     The Company is an international information and communications company engaged in newspaper publishing, business news and information services, electronic retrieval services, news, graphic and photo services, cable television and newsprint manufacturing.

     The Company publishes 32 daily newspapers, including the San Jose Mercury News, The Miami Herald, The Philadelphia Inquirer and Philadelphia Daily News and the Detroit Free Press and has daily newspaper printing plants in 28 cities located in 16 states. On October 31, 1995, the Company consummated the acquisition of Lesher Communications, Inc., now known as Contra Costa Newspapers, Inc., the publisher of four daily newspapers in the Bay Area of Northern California for approximately $360.0 million. News, advertising and information from the Company reach more than 100 million people in more than 100 countries. Its newspapers are dedicated to serving their respective communities with high quality and independent journalism. The Company has won 62 Pulitzer prizes, including 12 in the past seven years.

     The Company's Business Information Services Division (the "BIS Division") offers retrieval services geared to the scientific, medical, education, media, professional and business communities; and real-time financial news and pricing information. The BIS Division provides real-time news and market price information to meet the needs of those trading in commodities and futures markets, government debt, foreign exchange and money market instruments. For the first three quarters of 1995, the BIS Division accounted for 19.1% of the Company's total operating revenue. In 1994, the BIS Division accounted for 19.4% of total operating revenue. In April 1995, the Company sold the Journal of Commerce, a component of the BIS Division, for $115 million.

     TKR Cable Company, jointly owned by the Company and Tele-Communications, Inc., operates cable television systems in New York and New Jersey, manages a cable system in Kentucky and owns a 30% interest in TCI/TKR L.P., the holding company for cable systems servicing 860,000 subscribers in Texas, Alabama, Georgia, Florida and Kentucky.

     The principal executive offices of the Company are located at One Herald Plaza, Miami, Florida 33132 (telephone: 305-376-3800). Unless the context otherwise requires, the terms "Knight-Ridder" and the "Company" refer to Knight-Ridder, Inc. and its consolidated subsidiaries.

                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying Prospectus Supplement, the net proceeds from the sale of Debt Securities offered hereby will be used for general corporate proposes, including refinancing of indebtedness, working capital increases, capital expenditures, share repurchases and possible future acquisitions.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial information has been derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 1994, and its Quarterly Report on Form 10-Q for the three quarters ended September 24, 1995, available as described under "Incorporation of Certain Documents by Reference", and is qualified in its entirety by and should be read in conjunction with the consolidated financial statements, related information, and other financial information set forth therein. The financial data for the three quarters ended September 25, 1994 and the three quarters ended September 24, 1995 are derived from financial statements which include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results for the three quarters ended September 24, 1995 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1995.

                                                                                                           THREE QUARTERS ENDED
                                                                   YEAR ENDED
                                         --------------------------------------------------------------   -----------------------
                                          DEC. 30      DEC. 29      DEC. 27      DEC. 26      DEC. 25      SEPT. 25     SEPT. 24
                                            1990         1991         1992         1993         1994         1994         1995
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
  Operating Revenue
    Newspapers
      Advertising......................  $1,556,932   $1,429,661   $1,444,144   $1,481,631   $1,583,373   $1,140,551   $1,196,455
      Circulation......................     403,188      439,029      460,014      474,420      484,581      362,790      363,187
      Other............................      31,981       35,127       39,932       56,772       66,968       47,192       59,192
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Total Newspapers...................   1,992,101    1,903,817    1,944,090    2,012,823    2,134,922    1,550,533    1,618,834
    Business Information Services......     332,628      354,361      385,439      438,525      514,039      384,493      381,214
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Total Operating Revenue............  $2,324,729   $2,258,178   $2,329,529   $2,451,348   $2,648,961   $1,935,026   $2,000,048
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Operating Income
    Newspapers.........................  $  323,827   $  259,584   $  290,522   $  298,767   $  350,856   $  249,374   $  201,774
    Business Information Services......      17,216       20,199       22,069       23,405       23,110       18,962       13,399
    Corporate..........................     (40,417)     (36,510)     (34,080)     (37,315)     (42,705)     (32,963)     (40,371)
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Total Operating Income.............  $  300,626   $  243,273   $  278,511   $  284,857   $  331,261   $  235,373   $  174,802
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Income before cumulative effect of
    changes in accounting principles...  $  149,045   $  132,068   $  146,086   $  148,089   $  170,900   $  117,736   $  136,383
  Cumulative effect of changes in
    accounting principles(1)...........          --           --     (105,200)          --           --           --       (7,320)
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net Income...........................  $  149,045   $  132,068   $   40,886   $  148,089   $  170,900   $  117,736   $  129,063
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Earnings Per Common and Common
    Equivalent Share
    Income before cumulative effect of
      changes in accounting
      principles.......................  $     2.94   $     2.55   $     2.65   $     2.68   $     3.15   $     2.16   $     2.71
    Cumulative effect of changes in
      accounting principles(1).........          --           --        (1.91)          --           --           --        (0.15)
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net Income.........................  $     2.94   $     2.55   $     0.74   $     2.68   $     3.15   $     2.16   $     2.56
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Ratio of Earnings to Fixed
    Charges(2)(3)......................       3.4:1        2.9:1        3.9:1        4.5:1        5.2:1        4.9:1        5.2:1
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA (AT PERIOD END):
  Working Capital......................  $   75,396   $   34,023   $   55,669   $   (5,180)  $    2,163   $    3,876   $   51,178
  Total Assets.........................   2,270,459    2,332,751    2,458,059    2,431,432    2,447,189    2,432,104    2,527,928
  Total Debt(3)(4).....................     823,958      606,840      560,245      451,075      411,504      419,046      593,479
  Shareholders Equity(3)(4)(5).........     894,913    1,148,620    1,181,812    1,243,169    1,224,654    1,222,215    1,088,725

---------------
(1) For 1992, the cumulative effect of changes in accounting principles represents adjustments from the implementation of FAS 109 -- Accounting for Income Taxes and FAS 106 -- Accounting for Postretirement Benefits Other Than Pensions. For the three quarters ended September 24, 1995, the cumulative effect of changes in accounting principles represents adjustments from the implementation of FAS 116 -- Accounting for Contributions Received and Contributions Made.

(2) The ratio of earnings to fixed charges is computed by dividing earnings (as adjusted to remove fixed charges and undistributed equity income from unconsolidated subsidiaries) by fixed charges for the period. Fixed charges include interest on debt (before capitalized interest), the interest component of rental expense, the proportionate share of interest expense on guaranteed debt of certain equity method investees and on debt of 50%-owned companies.

(3) The Company incurred additional indebtedness to finance repurchases of its Common Stock, including repurchases in market transactions of approximately
    2.7 million shares at a cost of approximately $129.9 million in 1990, approximately 750,000 shares at a cost of approximately $40.7 million in 1993, approximately 2.5 million shares at a cost of approximately $137.0 million in 1994 and approximately 5.0 million shares at a cost of approximately $274.2 million in the first three quarters of 1995.

(4) On August 12, 1991, the Company issued 3,000,508 shares of its Common Stock in a public offering. The net proceeds of $146,975,000 were used to reduce commercial paper borrowings.

(5) The decline in shareholders' equity in 1994 and for the three quarters ended September 24, 1995 resulted from the repurchases of Common Stock by the Company referred to in note (3) above.

                         DESCRIPTION OF DEBT SECURITIES

     The Offered Debt Securities (as defined below) are to be issued under an Indenture, dated as of February 15, 1986, as supplemented by the First Supplemental Indenture, dated as of April 15, 1989 (the "Indenture"), between the Company and Chemical Bank (as successor by merger to Manufacturers Hanover Trust Company), as Trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

     The Indenture does not limit the amount of debentures, notes or other evidences of indebtedness which may be issued thereunder (such securities issued under the Indenture being herein referred to as the "Debt Securities"). The Indenture provides that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured obligations of the Company.

     The Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered Debt Securities") will describe the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates at which the Offered Debt Securities will bear interest, if any, and the date from which such interest will accrue; (5) the dates on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (6) any mandatory or optional sinking fund or analogous provisions or right of Holders to elect repurchase; and (7) the date, if any, after which and the price or prices at which the Offered Debt Securities may be redeemed at the option of the Company or repurchased at the option of the Holders. Unless otherwise indicated in the Prospectus Supplement, principal of (and premium, if any) and interest, if any, on the Offered Debt Securities will be payable, and transfers of the Offered Debt Securities will be registrable, at the office or agency of the Company in New York, New York, which on the date hereof is the Corporate Trust Office of the Trustee located at 450 West 33rd Street, New York, New York 10001, provided that at the option of the Company payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. (sec.sec. 301, 305 and
1002)

     Unless otherwise indicated in the Prospectus Supplement, the Offered Debt Securities will be issued only in registered form without coupons in denominations of $1,000 or any integral multiple thereof. (sec. 302) No service charge will be made for any registration of transfer or exchange of Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (sec. 305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. Special Federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

RESTRICTIVE COVENANTS

     Restriction upon Mortgages. The Indenture provides that the Company will not, nor will it permit any Subsidiary (as defined below) to, issue, assume or guarantee any debt for money borrowed (herein referred to as "Debt") if such Debt is secured by a Mortgage upon any Principal Property (as defined below) or on any shares of stock or indebtedness of any Restricted Subsidiary (as defined below) (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the Debt Securities of any series Outstanding which are entitled to the benefits of such provision of the Indenture (together with, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary entitled thereto, subject to applicable priority of payment) shall be secured equally and ratably with or prior to such Debt, except that the foregoing restriction shall not apply to (i) Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) Mortgages on property existing at the time of acquisition thereof, or Mortgages on property which secure the payment of the purchase price of such property, or Mortgages on property which secure Debt incurred or guaranteed for the purpose of financing the purchase price of such property or the construction of such property (including improvements to existing property), which Debt is incurred or guaranteed within 120 days after such acquisition or completion of such construction or commencement of full operation of such property; (iii) Mortgages securing Debt owing by any Restricted Subsidiary to the Company or a wholly-owned Restricted Subsidiary; (iv) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or other person as an entirety or substantially as an entirety by the Company or a Restricted Subsidiary; (v) Mortgages on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof or any agency, instrumentality or political subdivision thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control, industrial revenue or similar financings); (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (i) to (v), inclusive; (vii) certain statutory liens or other similar liens arising in the ordinary course of business of the Company or a Restricted Subsidiary, or certain liens arising out of governmental contracts; (viii) certain pledges, deposits or liens made or arising under worker's compensation or similar legislation, self-insurance arrangements or in certain other circumstances; (ix) certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards; and (x) liens for certain taxes or assessments, landlord's liens, leases made, or existing on property acquired, in the ordinary course of business and liens and charges incidental to the conduct of the business, or the ownership of the property and assets, of the Company or of a Restricted Subsidiary, which were not incurred in connection with the borrowing of money and which do not, in the opinion of the Company, materially impair the use of such property in the operation of the business of the Company or such Restricted Subsidiary or the value of such property for the purposes thereof. Notwithstanding the above, the Company and one or more Subsidiaries may, without securing the Debt Securities, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of such Debt then outstanding (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 10% of the shareholders' equity of the Company and its consolidated Subsidiaries as of the end of the latest fiscal year. (sec. 1007)

     Restriction upon Sale and Leaseback Transactions. Sales and leaseback transactions (except such transactions involving leases for less than three years, leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or leases of a Principal Property entered into within 120 days after the latest of the acquisition, completion of construction or commencement of full operation of such Principal Property) by the Company or any Restricted Subsidiary of any Principal Property shall be prohibited unless (i) the Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee Debt secured by the property involved at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the Debt Securities of any series Outstanding which are entitled to the benefits of such provision of the Indenture, provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions of the preceding paragraph, or (ii) an amount in cash equal to such Attributable Debt is applied to the retirement of funded Debt of the Company or a Restricted Subsidiary which Debt is not subordinated to the Debt Securities of any series Outstanding. (sec. 1008)

     Certain Definitions. "Subsidiary" means any corporation of which more than 50% of the outstanding voting stock is owned by the Company or by the Company and one or more other Subsidiaries or by one or more other Subsidiaries. "Principal Property" means all land, buildings, machinery and equipment, and leasehold interests and improvements in respect of the foregoing, which would be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles, excluding all such tangible property located outside the United States of America and excluding any such property which, in the opinion of the Board of Directors set forth in a Board Resolution, is not material to the Company and its Subsidiaries consolidated. "Restricted Subsidiary" means any Subsidiary other than (i) a Subsidiary substantially all of the physical properties of which are located, or substantially all the operations of which are conducted, outside the United States of America, or (ii) a Subsidiary which does not own or hold any Principal Property and which, in the opinion of the Board of Directors set forth in a Board Resolution, is not material to the Company and its Subsidiaries consolidated. "Attributable Debt" means the present value (discounted at an appropriate interest rate) of the obligation of a lessee for net rental payments during the remaining term of any lease. (sec. 101)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that, if the provisions of Article Thirteen are made applicable to the Debt Securities of any series pursuant to Section 301 of the Indenture, the Company may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Securities under Sections 1007 and 1008 of the Indenture (being the restrictions described under "Restriction upon Mortgages" and "Restriction upon Sale and Leaseback Transactions", respectively) and any omission to comply with such obligations shall not constitute an Event of Default with respect to Debt Securities of such series ("covenant defeasance"), upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. (Article Thirteen)

     In the event the Company effects covenant defeasance with respect to Debt Securities of any series and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default" with respect to Sections 1007 and 1008 of the Indenture, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

     The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Securities of a particular series.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (b) failure to pay principal of or premium, if any, on any Debt Security of that series when due;
(c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform, or breach of, any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and
(f) any other Event of Default provided with respect to Debt Securities of that series. (sec. 501) If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (sec. 502)

     The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of the rights or powers vested in it under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (sec. 603) Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series, provided that such direction shall not be in conflict with any rule of law or the Indenture and will not involve the Trustee in personal liability or be unduly prejudicial to Holders not joining therein. (sec. 512)

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (sec. 1009)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or the premium (if any) or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or premium (if any) or interest on, any Debt Security,
(e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (sec. 902)

     The Holders of 66 2/3% in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with Sections 1007 and 1008 of the Indenture (being the restrictions described under "Restriction upon Mortgages" and "Restriction upon Sale and Leaseback Transactions", respectively). (sec. 1010) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (sec. 513)

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     The Company, without the consent of any Holders of Outstanding Debt Securities, may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any corporation or may acquire or lease the assets of any person, provided that the corporation formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized under the laws of any United States jurisdiction and expressly assumes the Company's obligations with respect to the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and that certain other conditions are met. (sec. 801)

CONCERNING THE TRUSTEE

     The Company maintains deposit accounts and banking and borrowing relations with the Trustee, including the Company's revolving credit agreements, under which the Trustee is both a lending bank and the agent for the other lending banks. As of December 15, 1995, the Company had no outstanding borrowings under such loan agreements. The Trustee is the issuing and paying agent for the Company's commercial paper borrowings and serves as registrar and transfer agent for the Company's Common Stock.

                              PLAN OF DISTRIBUTION

     General. The Company may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include one or more of Goldman, Sachs & Co. ("Goldman Sachs"), or a group of underwriters represented by firms including Goldman Sachs. Goldman Sachs may also act as agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to solicit offers to purchase the Offered Debt Securities upon the terms and conditions set forth in any Prospectus Supplement.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement relating to the Offered Debt Securities.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents which participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

     The Debt Securities are a new issue of securities with no established trading market. In the event that Debt Securities of a series offered hereunder are not listed on a national securities exchange, certain broker-dealers may make a market in the Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Debt Securities of any series or as to the liquidity of the trading market for the Debt Securities.

     Delayed Delivery Arrangements. If so indicated in the Prospectus Supplement relating to Offered Debt Securities, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Goldman Sachs perform various investment banking services for the Company and the Company sells its commercial paper to or through Goldman Sachs. John L. Weinberg, Senior Chairman (former general partner) of The Goldman Sachs Group, L.P. (the parent of Goldman Sachs) and former Senior Partner of Goldman Sachs, is a director of the Company and also serves as a member of the Compensation Committee and the Executive Committee of the Company's Board of Directors. Certain of the other underwriters and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                          VALIDITY OF DEBT SECURITIES

     Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities, the validity of the Offered Debt Securities will be passed upon for the Company by Hughes Hubbard & Reed, One Battery Park Plaza, New York, New York, and for the underwriters or agents, as the case may be, by Sullivan & Cromwell, 125 Broad Street, New York, New York. Sullivan & Cromwell will rely as to all matters of Florida law upon the opinions of Hughes Hubbard & Reed and Cristina L. Mendoza, Vice President and General Counsel of the Company.

                                    EXPERTS

     The consolidated financial statements of Knight-Ridder, Inc. and subsidiaries, appearing in or incorporated by reference in Knight-Ridder, Inc.'s Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of Lesher Communications, Inc., now known as Contra Costa Newspapers, Inc., for the year ended December 25, 1994 appearing in or incorporated by reference in Knight-Ridder, Inc.'s Current Report on Form 8-K/A#1, filed on December 19, 1995, have been audited by Blanding Boyer & Rockwell, independent certified public accountants, as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

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                               TABLE OF CONTENTS

                                           PAGE
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
             PROSPECTUS SUPPLEMENT
Use of Proceeds...........................   S-2
Description of Notes......................   S-2
Underwriting..............................   S-5
                   PROSPECTUS
Available Information.....................     2
Incorporation of Certain Documents by
  Reference...............................     2
The Company...............................     3
Use of Proceeds...........................     3
Selected Financial Information............     4
Description of Debt Securities............     5
Plan of Distribution......................    10
Validity of Debt Securities...............    11
Experts...................................    11
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

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                                  $100,000,000

                              KNIGHT-RIDDER, INC.

                               6.30% SENIOR NOTES

                             DUE DECEMBER 15, 2005
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                                     [LOGO]

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                              GOLDMAN, SACHS & CO.

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